UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): April 17, 2018

UNIVERSAL ELECTRONICS INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-21044	33-0204817
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation or organization)		Identification No.)
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, CA 92707
(Address of principal executive offices, with Zip Code)
(714) 918-9500
(Registrant’s telephone number, including area code):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

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Item 1.01 Entry into a Material Definitive Agreement
On April 23, 2018, a wholly-owned subsidiary of Universal Electronics Inc. (“UEI”), C.G. Development Limited (“C.G. Development”), entered into an agreement to sell its entire ownership interest in Gemstar Technology (China) Co. Ltd. which owns and previously operated one of our China manufacturing facilities (“Gemstar China”) to Guangzhou MuXia Hotel Management Co., Ltd. (“GMHM”).
In exchange for the sale of 100% of the capital of stock of Gemstar China, GMHM will pay C.G. Development RMB$338,888,000 (approximately USD$54 million based on current exchange rates) in cash. The purchase price will be paid as specified in the agreement and the closing of the sale will be subject to customary regulatory approval by the local commerce authority. The sale is expected to be completed no later than June 30, 2018.

Item 1.02   Termination of a Material Definitive Agreement.
On September 30, 2016, UEI announced that its wholly-owned subsidiary, C.G. Development, entered into an Equity Transfer Agreement (the “Transfer Agreement”) to sell its entire ownership interest in Gemstar China to Guangzhou Junhao Investment Co., Ltd. (“GJI”) for RMB320 million (approximately US$51 million based on current exchange rates) in cash at closing. The closing of the sale was subject to completion of due diligence to the parties' satisfaction.
On April 17, 2018, C.G. Development and GJI mutually agreed to terminate the Transfer Agreement as the parties have been unable to agree that the due diligence has been completed. The mutually agreed termination takes effect immediately with no penalty or costs to either party.

Table of Contents

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Universal Electronics Inc.

Date: April 23, 2018	By:	/s/ Bryan Hackworth
Bryan Hackworth
Chief Financial Officer (Principal Financial Officer)

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